Exhibit 11


                        Computation of Earnings per Share
                                   (unaudited)




                                                               Fiscal Quarters Ended                     Six Months Ended
                                                        ----------------------------------          ----------------------------
                                                        September 26,         September 27,         September 26,  September 27,
                                                            1997                  1996                 1997            1996
                                                            ----                  ----                 ----            ----
Weighted average common shares outstanding              4,370,800             4,267,000             4,360,300      4,247,900

Dilutive effect of common equivalent shares(a)            329,000               448,300               270,000        452,100
                                                        ---------             ---------             ---------      ---------

Primary average shares outstanding                      4,699,800             4,715,300             4,630,300      4,700,000

Effect of change in share price(b)                              0                38,100                17,100         30,800
                                                       ----------           -----------            ----------     ----------

Fully diluted weighted average shares outstanding       4,699,800             4,753,400             4,647,400      4,730,800
                                                       ==========           ===========            ==========     ==========

Net income                                               $870,700           $ 1,355,700            $1,583,400     $2,689,800
                                                       ==========           ===========            ==========     ==========

Primary earnings per share                             $     0.19           $      0.29            $     0.34     $     0.57
                                                       ==========           ===========            ==========     ==========

Fully diluted earnings per share                       $     0.19           $      0.29            $     0.34     $     0.57
                                                       ==========           ===========            ==========     ==========


(a) Calculates the dilutive effect of outstanding stock options based upon the "Treasury Stock Method".

(b) Represents the impact on the treasury stock method of the difference between the average share price during the period and the ending share price for the period.
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